Exhibit 10(n)

November 8, 2000 - Revised December 18, 2000

                            PERSONAL AND CONFIDENTIAL

                        TERMINATION SETTLEMENT AGREEMENT

Robert G. King
181 Atlantic Avenue
Cohasset, MA  02025

Dear Bob:

This letter describes our proposed agreement concerning the termination of your employment with The Gillette Company. The termination settlement pay and benefits described below are available to you only if you execute this Agreement, which includes a release of all claims and a non-competition agreement.

Your scheduled release date and last day of Gillette employment is April 1, 2001. Your present base salary will continue through March 31, 2001 and you will be eligible to participate in the 2000 Incentive Bonus Plan.

Termination Settlement Pay - During the period April 1, 2001 through March 31, 2003 your total compensation will be at an annual rate of $765,000 payable semi-monthly, except that, should your Year 2000 Incentive Bonus exceed $175,000, your annual compensation rate of $765,000 will be increased by the amount by which the bonus exceeded $175,000. The aforementioned semi-monthly compensation payments will be included in the calculation of Average Annual Compensation in accordance with the terms of The Gillette Company Retirement Plan. These payments are hereinafter referred to as termination settlement pay.

Change in Control Employment Agreement - Your change in control Employment Agreement with Gillette dated December 16, 1999, will terminate seven days after your execution of this Termination Settlement Agreement, when this Agreement becomes effective.

Benefits Status During Settlement Payments Period - During the period from April 1, 2001 through March 31, 2003 (hereinafter referred to as the "settlement payments period") you will be eligible to continue participation in a number of employee benefits and services. These include continuing participation in the
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following contributory benefit plans:

      Medical Plan
      Dental Plan
      Supplemental Life Insurance Plan
      Employees' Savings Plan
      Supplemental Savings Plan
      Executive Life Insurance Plan

If you elect to continue your participation in the Gillette medical or dental plans after your scheduled release date and you become eligible for coverage under any other medical or dental plans, you agree to look to those other plans for your primary coverage. Coverage under a Gillette plan will only apply in accordance with Gillette's Coordination of Benefits Provision as secondary payer.

During any settlement payments period, you will also be eligible for many of the currently provided employee benefits and services. However, following your scheduled release date you will not be eligible for certain employee benefits, including:

      Incentive Bonuses
      Salary Continuation Plan
      Long-Term Disability Plan
      Vacation Accrual
      Holiday Pay
      Tuition Refund Plan

The following is information concerning specific benefits provided under this Agreement as of your scheduled release date, at the end of a settlement payments period or when you elect to begin receiving pension benefits, as discussed below.

The Gillette Company Retirement Plan - Company records indicate you will be eligible for a pension as of your scheduled release date. If you continue to receive termination settlement pay as semi-monthly payments until March 31, 2003, as set forth above, your retirement date for all benefits purposes shall be April 1, 2003.

You may elect to retire and begin receiving pension payments prior to April 1, 2003, on any date following your scheduled release date. Once you elect to begin receiving pension payments, the settlement payments period ends and you are eligible for only those pension benefits and services available to retirees. At that time, the balance of any termination settlement payments must be taken as a lump sum or deferred to a specific future date. Lump sum payments and deferred termination settlement payments made after pension payments begin will not be included in determining service credit or in computing compensation under the Retirement Plan.

Group Medical Coverage - If you elect to receive termination settlement pay as continuing payments, you may elect to continue your current Gillette group medical coverage at the regular employee contribution rate throughout the settlement payments period.


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

Group Dental Coverage - Dental coverage may be continued at the regular employee contribution rate throughout any settlement payments period. After the settlement payments period, you may continue group dental coverage for up to an additional 18 months by paying 102% of the premium cost of such coverage. Dental coverage is otherwise not available after retirement.


Coverage under the Gillette group dental plan will continue through the last day of the month in which you terminate from the group plan. If you are in the process of having dental work done which requires more than one visit (for example, root canal work, etc.), you will have 30 days from the first of the next month to have it completed. The Gillette group dental plan cannot be converted into an individual membership.

Employee Stock Ownership Plan (ESOP) - When terminated from the payroll, either on the scheduled release date or the last date of a settlements payments period, whichever is later, you may take a distribution of your ESOP account, or, if the account balance is $5,000 or more, defer the distribution. A terminating employee who is retirement eligible should refer to the Retiree/LTD Medical Program for information on using the ESOP to fund retiree medical coverage.

Retiree Medical Program - An employee who is retirement eligible and is terminating from a subsidiary which participates in the Retiree Medical Program will be eligible for participation upon or after retirement. Employees hired prior to July 1, 1990 (Group 2) must maintain the full ESOP account balance with the trustee for continued eligibility for retiree medical coverage.

Life Insurance (Spouse and Child) - Coverage provided under this plan will continue for a 31-day period following the date you retire or following the last day of the settlement payments period, whichever is later. During a settlement payments period, the amount of coverage under spouse or child life insurance will continue at the coverage level in effect on the scheduled release date. Within the 31-day period after the date you retire or the end of the settlement payments period, if applicable, you may convert to an individual policy without a qualifying exam. If you wish to convert to an individual policy, you must notify the Employee Benefits Department in order to arrange for an insurance company representative to contact you with details on conversion options. Please refer to Your Employee Benefits Book for information on the conversion privilege.

Executive Life Insurance - Coverage may be continued by payroll deduction during a settlement payments period, at the same coverage level as an active employee. At retirement, no further contributions are required and coverage levels are adjusted to reflect a retirement benefit.

Estate Preservation Plan - You, or the policy owner, may retain the policy by continuing the scheduled premium payments determined at the time of inception. If you elect to discontinue this policy, the Company will withdraw its cumulative premium payments from the policy's cash value and have no further interest in the policy.


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

Savings Plan - You may continue to participate in the Employees' Savings Plan during any settlement payments period. Participation in the Savings Plan during a settlement payments period will be at your rate of contribution on the scheduled release date, unless you change the contribution rate on a subsequent date. You may, in accordance with the terms of the Plan, retain an account balance of over $5,000 after your contributions end and defer withdrawal to a future date. When you want to withdraw your account, you may call the Plan Record Keeper and Trustee, Fidelity Investments, at 1-800-544-0263. A voluntary withdrawal taken prior to the end of a settlement payments period may result in suspension of participation and/or a negative tax impact. Please refer to the current Employees' Savings Plan booklet.

Supplemental Savings Plan - If you participate in the Supplemental Savings Plan, deferrals under the Plan may continue during a settlement payments period. On the scheduled release date or at the end of the settlement payments period, whichever is later, the Supplemental Savings Plan will be paid to you in a single lump sum unless you have previously made a timely deferral election.

Stock Equivalent Unit Plan - During a settlement payments period, the value of any awards will continue to be determined by stock price appreciation and dividend credits. You will receive additional information from the Manager of Executive Compensation concerning your payment or deferral election.

Incentive Bonus Plan - You will be eligible for Incentive Bonus Consideration for the year 2000.

Stock Option Plan - If you are eligible to receive a pension upon your scheduled release date or upon the end of any settlement payments period, your period for exercising any vested options will be the time period available to Stock Option Plan Participants retiring under The Gillette Company Retirement. Please refer to the 1971 Stock Option Plan for detailed information on the exercise of Stock Options.

Vacation Pay - Any unused current year vacation accrued as of your scheduled release date will be paid to you at that time. Terminating employees eligible for retirement benefits under The Gillette Company Retirement Plan as of their scheduled release date will be granted full year vacation accrual for the current year, even if employment ends before December 31. There will be no vacation accrual after the scheduled release date.

Employee Loan Program - If you have an outstanding loan with the Company, you must pay off the unpaid loan balance as stipulated in the loan agreement, which requires repayment in full no later than the date on which you are terminated from the payroll, either on the scheduled release date or the last day of a settlement payments period.

Outplacement Counseling Services - Arrangements will be made with Lee Hecht Harrison, Inc. to assist you in your search for new employment. This service can be of considerable value and assistance to you in your transition from Gillette employment and you are urged to make maximum use of this resource.


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

In order to remain eligible for this outplacement assistance, you must initiate outplacement services with Lee Hecht Harrison, Inc. as soon as possible and in any event not later than fourteen days following your scheduled release date. You must also continue active participation in the job search program as it is established by your outplacement counselor.

Use of the Lee Hecht Harrison, Inc. outplacement facility and counseling services will be available to you for a period of 12 months from your scheduled release date unless you sooner become re-employed, decline further services or voluntarily interrupt your participation in the program for a 30-day period.

Basic Fringe Benefit Rights - If you decide not to accept and sign this Termination Settlement Agreement, your rights to certain fringe benefits upon termination will not be altered by your decision. These include your rights under applicable laws and benefit plan provisions to accrued and unused vacation pay as of your scheduled release date, conversion rights under the group life insurance plans, continuation of group medical and dental coverage under COBRA, and as well as any other rights you have as a benefits plan participant under the federal Employee Retirement Income Security Act of 1974 (ERISA).

Inventions and Confidentiality - You are reminded that you will continue to be subject to the provisions of your original employment agreement with The Gillette Company even after your scheduled release date, including your agreement to transfer to The Gillette Company all improvements and inventions in certain fields made by you during your employment and within certain stated periods thereafter, and your agreement not to disclose or use at any time any secret or confidential information or knowledge obtained or acquired by you while in, or by reason of, your employment.

Unemployment Compensation - Eligibility for unemployment compensation is determined by the Massachusetts Department of Employment and Training and not by the Company. If you wish to apply for unemployment, you should file an application according to the attached information promptly after your last day of work. The regulations of some states may delay the start of unemployment compensation payments because termination payments are or were being received.

Non Defamatory Behavior - You agree that, except as may be required by law, you will not make, publish or state, or cause to be made, published or stated, any defamatory statement, writing or communication pertaining to the character, reputation, business practices, competence or conduct of The Gillette Company, its affiliates, shareholders, directors, officers, employees, agents, attorneys, servants, representatives, and successors.

Company Property - You agree that, not later than your scheduled release date, you will return all equipment, files, documents, credit cards, and any other property belonging to The Gillette Company.


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

Non-Assignment - The settlement pay and benefits under this Agreement are personal to you and are expressly declared to be non-assignable and non-transferable. You shall have no right to commute, sell, assign, transfer or convey any payment hereunder. This Termination Settlement Agreement shall be binding upon any successor to the business of The Gillette Company, but shall not otherwise be assignable.

Payment to Estate - Should you die after executing this Agreement but before all termination settlement payments are completed, and provided that your acceptance of the Agreement is not revoked during the seven-day revocation period, your estate will receive a lump sum payment of any balance of termination settlement pay due.

Agreement and Best Efforts - Your receipt of termination settlement pay and benefits under this Agreement is contingent on your agreeing to the following non-competition agreement and release of all claims, and continuing to use your best efforts to the Company until your scheduled release date.

Non-Competition Agreement - In consideration of the termination settlement pay and other settlement benefits, you agree that during the period ending March 31, 2003 (the "non-competition period"), which equals the number of weeks of termination settlement pay, you will not, without receiving prior written approval of The Gillette Company, engage in any business which is in competition with the business of Gillette, as defined below, or directly or indirectly accept employment with or render services on behalf of a competitor of Gillette, or any third party, in any capacity where the confidential information of Gillette acquired by you during your employment with Gillette may be considered to be useful to the competitor or to such other third party to become a competitor, irrespective of whether or not such competitor or such third party has any actual or implied intent to use confidential information of Gillette. "The business of Gillette" is understood to mean the business of The Gillette Company, including its subsidiaries, affiliates, joint venturers, and other entities with which Gillette has a substantial identity of interest. You acknowledge that if, at any time during the non-competition period, you perform services for any such competing business without obtaining prior written approval, The Gillette Company may, in its sole discretion, immediately terminate all termination settlement payments and settlement benefits and take whatever other actions it deems appropriate, including an action to enjoin without bond any breach of this Agreement.

Release of All Claims - The Company wants to be certain that this Termination Settlement Agreement will resolve any and all dissatisfactions which you might have and in that regard requests that you carefully consider the following Release of All Claims.

In consideration of the termination settlement pay and other benefits to be provided to you, you do hereby, for yourself, your heirs, executors and assigns, release and agree to indemnify and hold harmless The Gillette Company, its affiliates, shareholders, directors, officers, employees, and successors from any and all claims,


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

charges, complaints, damages, or causes of action, now existing, both known and unknown, of every name and nature, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, or arising from alleged violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, Chapter 151B of Massachusetts General Laws, or any other local, state or federal law, regulation or policy or any other claim relating to or arising out of your employment with The Gillette Company or the termination thereof, with the sole exception of any rights you may have under the Workers' Compensation Act, and you further promise not to institute any lawsuit to challenge the validity of this release or the circumstances surrounding its execution.

You also acknowledge that prior to your execution of this release: you have been provided with the option and opportunity of reviewing this release with independent counsel of your own choosing; you are competent to exercise this release; the only consideration for this release is the termination settlement pay and benefits described herein and no other promise or agreement has been made; your agreement to execute this release has not been obtained by any duress; and you fully understand that this document is intended to be a complete and legally binding general release.

Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Headings - Headings of the various provisions used herein are for convenience of reference only and shall not alter the meaning of the provisions.

Severability - You agree that should any of the provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

Review - No decisions are required of you today. You have adequate time to review the provisions of this Agreement, to meet with human resources representatives and/or independent counsel of your own choosing. You are advised to consult with an attorney before signing this Agreement.

If, after review, you agree to and accept the terms and conditions of this letter, please sign and return the enclosed copy of this letter not later than December 24, 2000.

Revision - You agree that the changes from the original reflected in this revised agreement do not require any extension of time to the review period stated in the original.


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

Revocation - Federal law provides you with the right to revoke this Agreement during the seven days following your signing of the Agreement.

I would like to take this opportunity to extend my personal thanks for your past support and my best wishes for your future.

Sincerely,

Robert E. DiCenso
Sr Vice President, Personnel & Administration


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AGREED AND ACCEPTED:

I hereby accept and agree to all of the terms and provisions of this Agreement.

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Signature                             WITNESS: Signature

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Date


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